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                NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

                                     RIDER

                           INVESTMENT PROTECTION PLAN

This rider is attached to and made a part of this Policy. Capitalized terms used but not defined in this rider have the meaning set forth in this Policy. In the case of a conflict with any provisions in the Policy, the provisions of this rider will control.

THERE ARE LIMITATIONS ON PREMIUM PAYMENT ALLOCATIONS AND TRANSFERS IF YOU ELECT THIS RIDER. By electing this rider, you agree that any Premium Payment allocation and/or transfer instructions must follow the provisions noted below. Please read all provisions of this rider carefully.

1. WHAT BENEFIT DOES THIS RIDER PROVIDE?

This rider allows you to surrender the Policy and receive the greater of the Policy's Accumulation Value or the Guaranteed Amount (as described below). You are eligible to exercise this rider beginning on the tenth (10th) Policy Anniversary after the later of the rider effective date or the rider reset effective date.

This rider does not apply to any death benefit proceeds that may be payable under this Policy.

2. WHAT IS THE GUARANTEED AMOUNT AND WHEN DOES THIS RIDER BECOME EFFECTIVE?

(a) AT ISSUE: When this rider is elected at the time of the application for the Policy, the Guaranteed Amount is equal to the initial Premium Payment and any Premium Credits and/or Breakpoint Credits applicable to the initial Premium Payment, plus any additional Premium Payments received by us and any Premium Credits and/or Breakpoint Credits applicable to the additional Premium Payments that are applied in the first Policy Year, less all IPP Proportional Withdrawals (as described below) thereafter. The rider effective date will be the Policy Date.

(b) FOR AN IN-FORCE POLICY: When this rider is elected on an in-force Policy, the Guaranteed Amount is equal to the Policy's Accumulation Value on the rider effective date less all IPP Proportional Withdrawals thereafter. The rider effective date will be the Policy Anniversary immediately following the date we receive your request to elect the rider.

(c) AT RESET: When you elect to reset this rider, the Guaranteed Amount is equal to the Policy's Accumulation Value at the next Policy Anniversary less all IPP Proportional Withdrawals thereafter. The rider reset effective date will be the Policy Anniversary immediately following the date we receive your request to reset this rider.

3. WHAT IS AN IPP PROPORTIONAL WITHDRAWAL?

When you make a Partial Withdrawal from the Policy, we will reduce the Guaranteed Amount by the amount of the IPP Proportional Withdrawal. The IPP Proportional Withdrawal amount is equal to the amount withdrawn from the Policy (including any amount withdrawn that may include Surrender Charges), divided by the Policy's Accumulation Value immediately preceding the withdrawal, multiplied by the Guaranteed Amount immediately preceding the withdrawal.

4. CAN YOU CHANGE THE GUARANTEED AMOUNT AFTER THE RIDER EFFECTIVE DATE?

You have the right to "reset" the Guaranteed Amount at any time, subject to the following limitations: 1) for policies issued as a non-qualified plan or a Roth IRA, the latest available reset date is ten (10) years prior to the original Annuity Commencement Date as shown on the Policy Data Page, and 2) for policies issued as a qualified plan (other than a Roth IRA) available with this rider, the Owner must be Age sixty-five (65) or younger. The new Guaranteed Amount will be the Policy's Accumulation Value at the next Policy Anniversary after the date we receive your request to reset the Guaranteed Amount. The rider effective date, the rider risk charge adjustment, and the charge for this rider will also be reset on the next Policy Anniversary after we receive your request.

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5. WHEN CAN YOU RECEIVE THE BENEFIT PROVIDED UNDER THIS RIDER?

You are eligible to receive the benefit provided under this rider beginning on the tenth (10th) Policy Anniversary after the later of the rider effective date or the rider reset effective date. You may also receive this benefit on any Policy Anniversary thereafter. If you wish to receive this benefit, you must submit a written request to us to surrender the Policy no later than ten (10) business days after the applicable Policy Anniversary. Amounts paid to you pursuant to the terms of this rider are taxable, and you may be subject to a ten percent (10%) IRS tax penalty if such amounts are paid before Age 59 1/2 . You should consult with your tax advisor regarding your particular situation.

6. HOW DOES THIS RIDER AFFECT MY ABILITY TO CHANGE PREMIUM ALLOCATIONS AND/OR TO MAKE TRANSFERS AMONG IPP ALLOCATION ALTERNATIVES?

You must allocate one hundred percent (100%) of your Premium Payment(s) to one or more of the [Investment Divisions, the Fixed Account or the DCA Advantage Account] (each an "IPP Allocation Alternative") available under this rider. In addition, all transfers must be made to one or more of the IPP Allocation Alternatives available under this rider.

If you elect to allocate a Premium Payment or schedule a transfer to an allocation alternative not available under this rider, your election will be pended and you will be given the opportunity to cancel or modify your election. If you decline to cancel or modify your election, you must exercise your right to cancel this rider as described in Question 12. A rider risk charge adjustment may also be imposed.

7. WHAT HAPPENS IF CHANGES ARE MADE TO THE IPP ALLOCATION ALTERNATIVES?

We reserve the right to add or remove an IPP Allocation Alternative at any time. We will provide you with advance notice of any such change and will request new allocation and/or transfer instructions from you as appropriate. Removal of an IPP Allocation Alternative could occur due to actions by the investment advisor of an Investment Division, or at NYLIAC's sole discretion. Any such change may affect this Policy as described below.

(a) REMOVAL OF AN INVESTMENT DIVISION BY THE INVESTMENT ADVISOR: We may discontinue the offering of an Investment Division due to an Investment Division being closed, merged with a restricted Investment Division or otherwise restricted at the direction of the Investment Division's investment advisor. Should this occur, we will contact you and request new instructions as described above. If we do not receive new allocation and/or transfer instructions from you, we will transfer the portion of your Accumulation Value, if any, that is in a discontinued IPP Allocation Alternative to the [Mainstay VP Cash Management Investment Division]. This type of transfer will not be counted in determining the number of free transfers made during a Policy Year. In addition, any Premium Payment allocations and/or transfers that were directed to a discontinued IPP Allocation Alternative will be directed to the [Mainstay VP Cash Management Investment Division].

(b) REMOVAL OF AN IPP ALLOCATION ALTERNATIVE INITIATED BY NYLIAC: We may also discontinue the offering of an IPP Allocation Alternative at our discretion. Should this occur, any funds that are already allocated to a discontinued IPP Allocation Alternative will not be affected and may remain in the discontinued IPP Allocation Alternative. However, all subsequent Premium Payment allocations, and/or transfers must be directed only to currently available IPP Allocation Alternatives. No additional funds may be allocated, in any manner, to a discontinued IPP Allocation Alternative. Any funds withdrawn or transferred from a discontinued IPP Allocation Alternative may not be reallocated back to the discontinued IPP Allocation Alternative. If we do not receive new allocation and/or transfer instructions from you, all future Premium Payment allocations and/or transfers directed to a discontinued IPP Allocation Alternative will be directed to the [Mainstay VP Cash Management Investment Division].

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8. ARE CHARGES DEDUCTED FROM YOUR POLICY FOR THIS BENEFIT?

A charge is deducted each Policy quarter and is determined as a percentage of the Guaranteed Amount at that time. The charge will be deducted from each IPP Allocation Alternative you have selected in proportion to its percentage of the Policy's Accumulation Value on each applicable Policy quarter. The charge percentage in effect on the rider effective date will not change after the rider is issued unless you reset the Guaranteed Amount. If you reset the Guaranteed Amount, a new charge for the rider may apply. This charge may be more or less than the charge currently in effect. The maximum charge for this rider is [one and one- quarter percent (1.25%)] annually based on the Guaranteed Amount.

9. WHAT HAPPENS TO THE GUARANTEED AMOUNT IF ADDITIONAL PREMIUM PAYMENTS ARE MADE TO THIS POLICY?

If the rider is elected at the time of the application for this Policy, only the Premium Payments received and any Premium Credits and/or Breakpoint Credits applied, during the first Policy Year will be included in the Guaranteed Amount. If the rider is elected after the Policy is in force, Premium Payments received and any Premium Credits and/or Breakpoint Credits applied, after the rider effective date will not be included in the Guaranteed Amount. If you elect to reset the Guaranteed Amount, Premium Payments received and any Premium Credits and/or Breakpoint Credits applied after the rider reset effective date will not be included in the Guaranteed Amount.

10. WHAT HAPPENS IF YOU SURRENDER THE POLICY BEFORE YOU ARE ELIGIBLE TO RECEIVE THE BENEFIT PROVIDED UNDER THIS RIDER?

If you surrender the Policy before you are eligible to receive the benefit provided under this rider, the provisions under this rider will no longer apply. If you surrender the Policy between Policy Anniversaries, either before or after you are eligible to receive the benefit, the amount payable is that which is indicated in the "Charges and Distributions" section of the Policy. 11. CAN THIS RIDER BE CANCELLED? Within thirty (30) days after delivery of your Policy and/or rider, you may return the rider to us or to the Registered Representative through whom it was purchased, with a written request for a cancellation. Upon receipt of this request, we will promptly cancel the rider and refund any charges that may have been assessed for the rider.

12. WHAT HAPPENS IF I CANCEL THIS RIDER AFTER THE 30-DAY REVIEW PERIOD?

You have the right to cancel the rider. However, we deduct a rider risk charge adjustment from the Policy's Accumulation Value upon any cancellation. The cancellation will be effective on the date we receive your request. The rider risk charge adjustment is determined as a percentage of the Guaranteed Amount at that time and will be deducted from each IPP Allocation Alternative in proportion to its percentage of the Policy's Accumulation Value on the cancellation date.

The rider risk charge adjustment for a particular Policy will not change once it is set on the rider effective date unless you reset the Guaranteed Amount. If you reset the Guaranteed Amount, a new rider risk charge adjustment may apply. This new charge may be more or less than the charge currently in effect. The maximum rider risk charge adjustment is two percent (2%) of the Guaranteed Amount.

The rider risk charge adjustment will not apply if you surrender this Policy.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

/s/ Theodore A. Mathas
President

/s/ Catherine A. Marrion
Secretary

                           INVESTMENT PROTECTION PLAN

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                            ALLOCATION ALTERNATIVES

THESE ALLOCATION ALTERNATIVES ARE SUBJECT TO CHANGE AT ANY TIME, AS DESCRIBED IN QUESTION 7 OF THIS RIDER.

[INVESTMENT DIVISIONS:]
[MainStay VP Balanced
MainStay VP Bond
MainStay VP Cash Management
MainStay VP Floating Rate
MainStay VP Government
MainStay VP High
Yield Corporate Bond
MainStay VP Conservative Allocation Portfolio
MainStay VP Moderate Allocation Portfolio
MainStay VP Moderate Growth Allocation
CVS Calvert Social Balanced
Janus Aspen Balanced Portfolio]

[FIXED ACCOUNT:]
[1-year Fixed Account]

[DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT:]
[6-Month DCA Account]

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